Exhibit 10.29

LONG-TERM SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) dated the 30th of November, 2008, is by and between Qingdao Jiulong Biopharmeceutical Co., Ltd. located at Qingdao Jiulong Industrial Area, Jiaozhou, Qingdao, Shandong, P.R. China, 266319 (the “Supplier”) and International Medication Systems, Ltd. located at 1886 Santa Anita Avenue, South El Monte, California 91733 (the “Buyer”).

Whereas Buyer is a company engaged in the manufacture, marketing and sale of pharmaceutical products,

Whereas Supplier manufactures bulk raw material, including porcine-derived Heparin Sodium (the “Product”) for the pharmaceutical industry,

Whereas Buyer desires to buy quantities of the Product from Supplier, and Supplier desires to sell quantities of the Product to Buyer.

Now, therefore, in consideration of the premises and the mutual covenants hereinafter provided for, the parties agree as follows:

1.              Basic Agreement- Supplier agrees to manufacture and sell the Product to Buyer during the term of this Agreement and Buyer agrees to purchase the Product from Supplier during the term of this Agreement upon the terms and conditions set forth herein.

2.              Specifications, DMF and Manufacturing Methods and Quality — The Product means the bulk material meeting the specifications provided in Appendix-1 hereto (the “Specifications”). The Specifications are based on the updated USP monograph and/or the FDA requests. The Supplier represents, warrants, and covenants that the Product supplied to IMS shall at all times meet Buyer’s expected quality and the Specifications and be tested by the methods listed in Appendix-1 for each testing item. Drug Master File (DMF) filed with US FDA is specific for the Product of Supplier.

In the event that any health administration or governmental authority in any country requests additional information from the Buyer concerning the Product, Supplier shall promptly provide such information to the respective administration or Buyer. For the term of this Agreement, Supplier shall not change any Specification or any manufacturing methods that will impact the DMF or site of manufacture for the Product, without Buyer’s prior written consent to any such changes. The parties hereby acknowledge that the Product, covered by DMF, and supplied by Supplier to IMS is utilized as the starring material of the API of low molecular weight heparin, which will be used for commercial purposes in accordance with U.S. FDA approval (“Buyer’s Commercial Use”). When required by Buyer, and/or the FDA, Supplier agrees to change the Specifications by executing a written amendment to this Agreement.

The site of manufacture for the Product supplied hereunder shall be the Supplier’s facility in Jiulong Industrial Area Shandong P.R. China (“QJBC”). Supplier represents, warrants and covenants that its manufacturing facility is and shall always be in full compliance with current Good Manufacturing Practices (“cGMP”) as promulgated by the U.S. Food and Drug Administration and the International Committee on Harmonization (ICH) Guidance for Industry Q7A. Supplier also agrees to store samples, batch records and other documentation pertaining to the manufacturing, testing and release of the Product as required by applicable law, regulation (including cGMP), or industry practice.

3.              Price and Delivery Terms- The price for the Product, inclusive of delivery by air to Buyer (the “Purchase Price”) shall be assigned by purchase order (“Purchase Order” or “PO”). An example of a Purchase Order is set forth in Appendix-3. The delivery terms shall be at the Los Angeles port of entry, and the Product shall be preceded or accompanied by a quality control report signed by the head of quality unit for Supplier.

The Purchase Price shall be fixed for [***] months from the date hereof (“Initial Price Period”). Thereafter during the term of this Agreement, the Purchase Price shall be negotiated quarterly in a good faith and timely manner between Supplier and Buyer. Price increases shall be limited to a maximum of [***] percent [***] per year and only occur as a result of an increase in Supplier’s labor, starting materials, or processing costs exceeding [***] percent [***] of such respective cost, in the prior negotiated quarter, if applicable. Supplier will provide to Buyer adequate written evidence of such increases which is satisfactory to Buyer.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

If the price of crude heparin increases by greater than [***] percent [***] for at least a [***] consecutive month period (as compared to an average of the price of crude heparin during the previous [***] consecutive months) after the Initial Price Period, then Supplier may negotiate for an increase in the Purchase Price by the pro rata amount of such increase of crude heparin. Any negotiated increase shall be temporary, and the Purchase Price shall be proportionately reduced (based on the negotiated increase) should the price of crude heparin decline below such negotiated increase (based on a [***] average).

During the negotiating period, the price shall remain fixed and Supplier shall continue to sell the Product at the Purchase Price. If the Buyer does not agree to any change in the Purchase Price, the Buyer may immediately terminate this Agreement in Buyer’s sole discretion.

The Buyer will create a line of credit (“L/C”) arrangement with a mutually agreed to financial institution that will be used to make payments required hereunder to the Supplier (the “Bank”). The amount to be funded under the L/C will be based on the number of Product lots that are acceptable for shipping.

At Supplier’s sole expense, Supplier shall provide the Buyer with [***] samples for every Product lot (the “Sample”) with a Notice of Amount Available (“NAA”) for Buyer, prior to shipping of the entire lot of the Product (the “Batch”). The Buyer shall make every reasonable effort to test the Sample as quickly as possible (typically within [***] days). After testing, Buyer will either reject the lot, due to failure to meet preliminary specifications, or notify Supplier to ship the lot for formal testing.

If the sample is acceptable in accordance with the terms and conditions hereunder, a shipping notice will be issued by the Buyer and the L/C will be funded by the Buyer in the amount determined by mutually agreed unit price ($ per Mega) times the lot size (in Mega) shipped..

The Buyer will provide to Supplier written notice when the following has occurred; (1) the lot is exported by the supplier and received by the Buyer; and (ii) the formal full quality tests for the lot, performed within [***] weeks By Buyer, meet all expected quality and specification for the Product.

The Supplier may draw upon the L/C for payment when Supplier submits to the Bank a written notice prepared by the Buyer expressly stating that funds or a portion of the funds are to be released from the L/C (the “Written Notice”). The Written Notice will include the dollar amount to be released to Supplier along with a description of the product shipped.

In the event that the lot fails to meet the full quality tests referenced hereunder, the lot will be returned to the Supplier at Supplier’s sole cost and expense. Under such a circumstance, Buyer shall have the sole discretion to determine whether the funds available in the L/C for this lot will be available to fund other lots or returned to Buyer.

Notwithstanding anything to the contrary, in the event that any OSCS peak is observable in any Product lots, such Product will be destroyed in the United States at Supplier’s sole cost and expense in accordance with the current U.S. FDA policy. The parties hereby agree that Buyer shall have no financial responsibility for any Product lots that have an observable OSCS peak. The funds in the L/C for these lots with an observable OSCS peak will be assigned to other lots or returned back to Buyer, at the Buyer’s sole discretion.

In the event that the actual received amount of the lot is different from that on the NAA, the difference will be added in or deducted from the L/C payment for the next lot, and a notice will be sent, by mail, fax or e-mail, to the Supplier

4.              Warranty and Inability to Supply- The Product shall meet the Specifications and expected quality set forth in Appendix-1 for the entire shelf-life of the Product. In the event that Supplier is unable to meet the orders set forth in a PO or is only able to meet partial orders, Buyer shall be free to claim monetary damages from Supplier for such non-performance, including loss of revenue resulting from an inability to obtain the Product. In such cases, Supplier shall make every best effort to provide a sufficient quantity of Product in an expedited manner, Similarly, Buyer shall have the right to reject defective Product that it has received from Supplier, and Supplier shall replace the defective Product as set forth above. The defective Product shall be returned to Supplier at the sole expense of Supplier. In any situation, including a force majeure event, Supplier will give first priority to Buyer’s PO prior to supplying the Product to any of Supplier’s other customers.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.              Right of Inspection- Buyer shall have the right to inspect Supplier’s facilities. The Supplier represents, warrants, and covenants that QJBC will follow all applicable laws, regulations, rules, ordinances and codes, including but not limited to cGMP regulations, which are required by both the SDA and U.S. FDA for the manufacturing of the Product.

The Supplier further represents, warrants and covenants that Supplier may be audited by IMS or its representatives periodically during reasonable business hours; provided that Buyer provides Supplier with prior written notice at least five (5) days prior to the requested audit. Supplier shall provide all necessary conveniences to accommodate such audits.

The Supplier further represents, warrants and covenants that all documents related to production, quality assurance, laboratory analysis, storage records, shipping records and any other documents required by cGMP for the Product manufactured for the Buyer by the Supplier and its predecessor, Qingdao Kangyuan Pharmaceutical Co. Ltd, must be maintain for at least fifteen (15) years.

6.              Force Majeure- A party shall not be held liable to the other for failure to perform or fulfill an obligation required of the party to the extent such is prevented by force majeure including, but not limited to, acts of God, fire, industrial disputes, technical problems or disturbances, natural disasters, wars declared or undeclared, civil strike, embargo, lack of failure of transport facilities, currency restrictions, or events caused by legislation, regulations, or orders by any government or governmental agency or by any other supervening circumstances beyond the reasonable control of either party; provided, however, that the force majeure is limited to a period of three (3) months. If the force majeure event continues beyond three (3) months, then either party may terminate this Agreement by written notice to the other.

7.              Confidentiality- Supplier represents, warrants and covenants to use Buyer’s Confidential Information (defined below) only for the purpose of manufacturing and selling the Product to Buyer. Buyer undertakes to use all information named hereunder and received from or through Supplier, and in particular during any inspections pursuant to the provisions of Article 6 of this Agreement, only for the purpose of purchasing the Product from Supplier or for manufacturing any products containing the Product. The parties hereto guarantee to treat as confidential all documents, details, information and experience of a proprietary nature to the other party, especially concerning know-how, knowledge, information, business operations, agreements, processes and formulas that has come to the knowledge of the party at any stage in connection with this Agreement. The phrase “Buyer’s Confidential Information” shall mean all confidential and proprietary information, including, but not limited to, all of Buyer’s trade secrets, data, know-how, formulas, designs, drawings, photographs, documentation, forms of software or electronic media, equipment, processes, ideas, methods, concepts, facilities, construction plans and specifications, research, development, and business and financial information. At Buyer’s request, all tangible Buyer’s Confidential Information possessed by Supplier, including, but not limited to, all copies, translations, interpretations and adaptations thereof must be returned immediately to Buyer. In the event Supplier becomes legally compelled to disclose any of Buyer’s Confidential Information, Supplier shall provide the Buyer with written notice thereof, in order to provide Buyer an opportunity to obtain a protective order or other appropriate remedy, and shall obtain reliable assurances that such information will be accorded confidential treatment.

8.              Non-Infringement and Indemnity- Supplier represents and warrants that its process for manufacturing the Product doss not infringe the intellectual property of any third party and hereby agrees to fully indemnify Buyer against any liability, damage, loss, cost or expense (including reasonable attorneys’ fees) for any such infringement. Upon filing of any such claim or suit, Buyer shall immediately notify Supplier and shall permit Supplier, at its sole cost, to handle and control such claim or suit. Buyer shall have the right to participate in the defense of such claim or suit at its own expense. Both Buyer and Supplier shall each maintain a comprehensive general liability insurance policy providing sufficient extensive coverage for personal injury, bodily injury, property damage, or such other coverage as is usual and customary in the pharmaceutical industry to procure in the case of activities to be carried out by the respective party because of and under this Agreement.

9.              Term- This Agreement shall become effective on the date first set forth above, and shall continue thereafter for five (5) years. Thereafter, this Agreement shall be automatically renewed for successive two-year periods unless either party hereto gives written notice to the other party at the respective address set forth herein of its intentions not to extend the term, said notice to be given at least one (1) month prior to expiry of the then current term.

10.        Termination for Cause- Buyer shall have the right in its sole discretion to immediately terminate this Agreement by written notice to Supplier in the event that: a) Supplier should breach or fail to observe or perform any term or condition of this Agreement and such breach or default is not cured and remedied in full within sixty (60) days after written notice thereof is given to Supplier; b) Supplier by voluntary of involuntary action goes into liquidation or receivership; or dissolves or files a petition for bankruptcy or reorganization or for suspension of payments or is adjudicated as bankrupt, becomes insolvent or assigns or makes any composition of its assets for the benefit of creditors; c) Buyer determines in good faith that there are reasonable scientific or commercial reasons to stop the supply of the Product by Supplier. Notwithstanding the foregoing, Supplier shall have the right in its discretion to immediately terminate this Agreement by written notice to Buyer in the event that: a) Buyer should breach or fail to observe or perform any term or condition of this Agreement, and such breach or default is not cured and remedied in full within sixty (60) days after written notice thereof is given to Buyer; or b) Buyer by voluntary or involuntary action goes into liquidation or receivership; or dissolves or files a petition for bankruptcy or reorganization or for suspension of payments or is adjudicated as bankrupt, becomes insolvent or assigns or makes any composition of its assets for the benefit of creditors.

The parties hereby agree that any termination by Buyer due to a breach by Supplier, shall not release Supplier from its obligation and liabilities under this Agreement

11.        Severability- In the event that individual provisions of this Agreement become wholly or partially invalid, the effectiveness of the remaining rulings shall not be affected. The contracting parties undertake to replace an invalid ruling by a valid one which most closely corresponds with the economic intention of the invalid ruling.

12.        Exclusivity- Supplier shall sell the Product exclusively to Buyer in the United States. Buyer agrees to purchase the Product from Supplier unless:

(1) The Product cannot meet the Specifications or the expected quality, which is attached in Appendix-1 and is agreed to by the parties, and such failure to achieve the Specifications or the expected quality set forth in Appendix-1 occurs frequently;

(2) The Supplier fails to provide Buyer with sufficient quantity of the Product to meet Buyer’s Commercial Use;

(3) The price of the Product is 10% greater than the price of heparin sodium that is commercially available from any other supplier, or

(4) A material violation of cGMP is caused by any sites of the Supplier.

13.         Most Favorable Pricing - Supplier represents, warrants and covenants that the Purchase Price or negotiated increase will not be less favorable than those prices charged by Supplier to any other North American customer under similar terms, purchasing equal or lesser quantities of the same or similar Product during the term. If lower prices are made available by Supplier to any other North American customer under similar terms, Supplier must promptly notify Buyer in writing and make those lower prices available to Buyer. The lower prices then will apply to all current and subsequent POs.

14.         Notice- All notices or other communication permitted or required hereunder shall be sufficiently given if sent by registered mail, postage prepaid, or by telefax or by e-mail Any such notice or communication required or permitted hereunder shall be deemed to have given as of the date mailed or telefaxed as evidenced by the postmark on the envelope or the official notice of time and date on a telefax, or by e-mail.

15.        Assignment and Subcontract- This Agreement or the rights and duties hereunder may be transferred, assigned, pledged or delegated by the Buyer to an affiliate without the prior written consent of the Supplier. Except as provided under this Agreement, Supplier may not assign or subcontract any of it obligations to manufacture and supply the Product to Buyer, in whole or in part, without Buyer’s prior written consent, which may be withheld at Buyer’s sole discretion.

16.       Governing Law and Dispute Resolution- Article 2 of the California Uniform Commercial Code (“UCC”) is incorporated herein and is intended to supplement this Agreement and any interpretation of it and any PO. In the event of a conflict between the UCC and any term hereunder, the term hereunder will control the parties’ rights and obligations. This Agreement and any PO shall be governed entirely by the laws of the State of California, U.S.A. The parties shall strive to settle any disputes amicably between themselves. Any controversy or claim arising under, out of, in connection with, or relating to this Agreement which cannot be settled amicably shall be resolved by arbitration in Los Angeles, California, before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association and Supplier hereby agrees not to assert forum non convenience with respect to arbitration in Los Angeles.

17.        Compliance with Laws And Regulations — Supplier represents, warrants and covenants that Supplier shall at all times comply with all applicable federal, state or local laws, codes, ordinances, regulations, rules, standards, requirements or orders.

18.        Publicity- Supplier may not use the names of Buyer, its affiliates or products or any signs, markings or symbols from which a connection to Buyer may, in Buyer’s sole judgment, be reasonably inferred or implied, in any manner whatsoever without Buyer’s prior written approval. Buyer may withhold approval at Buyer’s sole discretion.

19.        Waiver- Waiver of any default or series of defaults by Buyer does not constitute a permanent waiver of any of Buyer’s rights or entitlements and does not bar enforcement by Buyer of any provision contained in this Agreement or any PO.

20.        Remedies Cumulative - Any right of cancellation, termination or other remedy arising under this Agreement or conferred by applicable law, including the remedies of specific performance and cover, are cumulative and are not exclusive, unless otherwise specifically limited or excluded within this Agreement.

21.        Survival - Any provisions set forth in this Agreement related to insurance, indemnity, confidential information, publicity, assignment, governing law, records, audits, warranties or representations survive the completion of performance, cancellation or termination of this Agreement for a period of at least five (5) years.

22.        Entire Agreement- This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. No amendment or alteration of this Agreement shall be valid unless agreed upon by both parties in writing. The Appendices to this Agreement shall be considered an integral part thereof.

IN WITNESS WHEREOF both parties have caused this Agreement to be signed by their respective duly authorized officers or representatives as set forth below.

Qingdao Jiulong Biopharmaceutical Co. Ltd.

By:	/s/ Wei Ru Wang

Wei Ru Wang

Its:	President

International Medication Systems, Ltd.

By:	/s/ Stephen Campbell

Stephen Campbell, Esq.

Its:	Senior Vice President of Regulatory Affairs

APPENDIX-1

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CERTIFICATE OF ANALYSIS

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Appendix-3 PO sample

Heparin Sales Contract

Supplier:	Qingdao Jiulong Biochemical Pharmaceutical Co., Ltd. (QJBC)

Jiulong Industry Park Jiaozhou Qingdao Shandong P.R. China

Buyer:	International Medication Systems, Limited (IMS)

1886 Santa Anita Ave. South, El Monte California 91733 USA

Items:

1. This contract is subject to the Long-Term Supply Agreement signed by both parties.

2. Price:          USD per USP Mega,          lots received, Price is effective for          months. (Number of lots is determined by number of lots actually received and accepted by the Buyer.) The weight per lot is approximately 50 kg.

3. Manufacturer: Supplier warrants that all lots of product provided are manufactured by QJBC.

4. Specifications: In accordance with the Long-Term Supply Agreement

5. This P.O. orders          lots.

6. P.O. #:          (Assigned by IMS)

Supplier:	Buyer:

Date:	Date: